UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 16, 2018

ePlus inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34167	54-1817218
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

13595 Dulles Technology Drive Herndon, VA 20171-3413
(Address, including zip code, of principal executive offices)

(703) 984-8400
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company      ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

2018 Cash Incentive Plan

On July 16, 2018, the Compensation Committee (the "Committee") of the Board of Directors (the "Board") of the Company adopted the 2018 Cash Incentive Plan (the "2018 CIP.")  The 2018 CIP replaces in full the 2014 Executive Incentive Plan (the "2014 EIP") for all awards covering the fiscal year beginning April 1, 2018.  No award for any prior fiscal year was impacted.

In light of changes to Section 162(m) of the Internal Revenue Code of 1986, as amended, under the Tax Cuts and Jobs Act (the "Act"), the Company has determined that it will no longer make awards under the 2014 EIP, for fiscal years beginning on or after April 1, 2018.  The 2014 EIP was designed, in part, to allow the Company to make awards to certain executives that were "qualifying performance-based compensation" for purposes of an exemption from a tax deduction limitation imposed by Code Section 162(m).  Because the exemption for "qualifying performance-based compensation" under Code Section 162(m) was eliminated by the Act, many restrictions that were imposed by the 2014 EIP are no longer necessary.

Contemporaneously with adopting the 2018 CIP, the Committee rescinded the award agreements that previously had been entered into for the fiscal year ending March 31, 2019, under the Company's then-current 2014 EIP, to Mark P. Marron (President and Chief Executive Officer), Darren S. Raiguel (Chief Operating Officer) and Elaine D. Marion (Chief Financial Officer), and issued new award agreements under the 2018 CIP.

The fiscal year 2019 Company performance goals and their relative proportions, which are the same for all three executives, are

2019 Financial Performance Goals	Weighting
Earnings before taxes	45%
Consolidated net sales	30%
Financing origination volume	15%

Each executive also has individual goals, specific to his or her role, which comprise the remaining 10% of the award.  Any awards earned under the Plan will be paid in cash.

In calculating whether performance goals have been achieved, actual results will be adjusted to exclude the following, as applicable:

(i)	the incentive compensation expensed by ePlus for payments under the Plan;
(ii)	all items of gain or loss determined by the ePlus Board of Directors to be extraordinary or unusual in nature, and not incurred or realized in the ordinary course of business; and
(iii)	any gain, revenue or loss attributable to the business operations of any entity acquired by ePlus during the 2019 fiscal year.

The cash incentive compensation for fiscal year 2019 can range from $0 to a maximum of: for Mr. Marron, $1,500,000; Mr. Raiguel, $600,000 and for Ms. Marion, $600,000.

The award amount payable is a target award based on the level of attainment of the applicable performance goals as set forth in the participant's award agreement. In the event it is determined that an award was paid based on incorrect financial results, the Committee may lower the payment, and to the extent permitted by applicable law, require the participant to reimburse the Company for any amount paid with respect to such an award. Additionally, the Plan provides that cash payments are subject to recovery by the Company to the extent required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the Sarbanes-Oxley Act of 2002 and any regulations promulgated thereunder.

Amendment to CEO Mark Marron's Employment Agreement

On July 16, 2018, the Compensation Committee approved an increase in Mr. Marron's base annual salary, to $800,000, effective with the beginning of the Company's fiscal year on April 1, 2018.  Mr. Marron and the Company entered into Amendment No. 1 to his employment agreement, documenting the base salary increase.

Item 9.01 Financial Statements and Exhibits

(d) The following exhibits are filed as part of this report:

Exhibit No.	Description

10.1	ePlus inc. Cash Incentive Plan, effective April 1, 2018

10.2	Amendment No. 1, effective July 16, 2018, to Amended and Restated Employment Agreement effective September 6, 2017, by and between ePlus inc. and Mark P. Marron

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ePlus inc.

By: /s/ Elaine D. Marion
Elaine D. Marion
Chief Financial Officer

Date: July 18, 2018